Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of First Chester County and American Home Bank may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet September 30, 2008 assumes the merger was completed on that date. The unaudited pro forma combined income statement for the year ended December 31, 2007 and nine months ended September 30, 2008 gives effect to the merger as if the merger had been completed on January 1, 2007. The unaudited pro forma combined financial information shows the impact of the merger on First Chester County’s and American Home Bank’s combined financial position and results of operations under the purchase method of accounting with First Chester County treated as the acquirer. Under this method of accounting, First Chester County will be required to record the assets and liabilities of American Home Bank at their estimated fair values as of the date the merger is completed.

The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both First Chester County and American Home Bank that are incorporated into this document by reference. See “How to Obtain More Information.”

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

The unaudited pro forma combined financial information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in the unaudited pro forma combined financial information will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in First Chester County’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, First Chester County disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008
(IN THOUSANDS, EXCEPT SHARE DATA)

	First Chester County Corporation	American Home Bank	Pro Forma Merger Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$43,210	$2,541	$—		$45,751
Federal funds sold and other overnight investments	14,581	2,775	(2,139	)(1)	15,217
Interest bearing deposits	207	1,246	—		1,453
Total cash and cash equivalents	57,998	6,562	(2,139)		62,421

Investment securities available for sale	102,212	17,299			119,511

Loans held for sale	—	72,604	—		72,604

Loans (excluding loans held for sale)	808,931	117,795	(150	)(9)	926,576
Less: Allowance for loan and lease losses	(8,637)	(1,316)	—	(10)	(9,953)
Net loans	800,294	116,479	(150)		916,623

Premises and equipment, net	19,346	2,031	90		21,467
Due from mortgage investors	—	10,424	—		10,424
Bank owned life insurance	10,203	1,385	—		11,588
Net deferred tax asset	6,410	183	341	(2)	6,934
Mortgage servicing Rights	—	642	—		642
Derivative assets	—	856	—		856
Goodwill	—	1,353	3,208	(1)	4,561
Identifiable intangible assets	—	18	(18	)(1)	—
Other assets	5,733	5,555	—		11,288
Total assets	$1,002,196	$235,391	$1,332		$1,238,919

LIABILITIES AND SHAREHOLDERS EQUITY
Deposits
Non-interest-bearing	$129,125	$9,532	$—		$138,657
Interest bearing	632,394	168,039	201	(3)	800,634
Total Deposits	761,519	177,571	201		939,291
Federal Home Loan Bank and Other borrowings	148,585	37,300	142	(4)	186,027
Subordinated debt	15,465	—	—		15,465
Other Liabilities	9,274	2,203	2,696	(5)	14,173
Total Liabilities	934,843	217,074	3,039		1,154,956

Minority interest	—	1,389	—		1,389

Shareholders’ equity
Common Stock	5,280	1,676	(624	)(1)(6)(7)	6,332
Preferred Stock	—	—	—
Additional paid-in capital	10,526	16,187	(2,018	)(1)(6)(7)	24,695
Retained earnings (deficit)	57,337	(817)	817	(7)	57,337
Accumulated other comprehensive (loss)	(3,982)	(57)	57	(7)	(3,982)
Treasury stock, at cost	(1,808)	(61)	61	(6)	(1,808)
Total shareholders’ equity	67,353	16,928	(1,707)		82,574
Total liabilities and shareholders’ Equity	$1,002,196	$235,391	$1,332		$1,238,919

Book value per share	$12.98	$10.10			$13.23
Tangible book value per share	$12.98	$9.28			$12.50
Common Share outstanding	5,187,229	1,675,596	(623,435	)(1)	6,239,390

Capital Ratios
Leverage Ratio	8.66%	6.44%			7.84%
Tier I Capital Ratio	10.04%	10.38%			9.60%
Risk-Based Capital Ratio	11.10%	11.26%			10.64%

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2007

(IN THOUSANDS, EXCEPT SHARE DATA)

	First Chester County Corporation	American Home Bank	Pro Forma Merger Adjustments		Pro Forma Combined
Interest Income
Loans and leases, including fees	$49,791	$10,129	$27	(9)	$59,947
Investment securities	4,232	1,056	12	(8)	5,300
Federal funds sold and deposits at banks	2,413	814	(93	)(1)(5)	3,134
Total interest income	56,436	11,999	(54)		68,381

Interest Expense
Deposits	20,529	7,555	(380	)(3)	27,704
Subordinated Debt	1,460	—			1,460
Federal Home Loan Bank and other borrowings	2,984	921	(109	)(4)	3,796
Total interest expense	24,973	8,476	(489)		32,960

Net interest income	31,463	3,523	435		35,421

Provision for loan and lease losses	80	200			280

Net interest income after provision for loan and lease losses	31,383	3,323	435		35,141

Non-interest Income
Wealth management and advisory services	3,620	—			3,620
Service charges on deposit accounts	2,362	1			2,363
Gain (losses) on sales of invest securities, net	2	356			358
Operating lease rental income	1,273	—			1,273
Gains on the sale of fixed assets and OREO	1,425	—			1,425
Gains and fees on the sale of loans	628	17,589			18,217
Bank owned life insurance	—	63			63
Other Income	2,477	2,496			4,973
Total non-interest income	11,787	20,505	—		32,292

Non-Interest Expense
Salaries and employee benefits	19,025	13,909			32,934
Occupancy, equipment and data processing expenses	5,152	3,620			8,772
Depreciation expense on operating leases	1,056	—			1,056
Bank shares tax	705	109			814
Professional services	2,031	1,153			3,184
Marketing	902	710			1,612
Other Expense	3,699	4,632			8,331
Total non-interest expenses	32,570	24,133	—		56,703

Income (loss) before income taxes	10,600	(305)	435		10,730
Income taxes	2,931		148	(2)	3,079
Net income (loss)	7,669	(305)	287		7,651

Preferred stock dividend	—	—	—		—

Net income available to common shareholders	$7,669	$(305)	$287		$7,651

Basic earnings (loss) per share	$1.49	$(0.18)			$1.23
Basic weighted average shares outstanding	5,160,607	1,674,024	(618,399	)(1)(6)	6,216,232

Diluted earnings (loss) per share	$1.47	$(0.18)		(1)(6)	$1.21
Diluted weighted average shares outstanding	5,219,940	1,674,024	(596,346)		6,297,618

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

(IN THOUSANDS, EXCEPT SHARE DATA)

	First Chester County Corporation	American Home Bank	Pro Forma Merger Adjustments		Pro Forma Combined
Interest Income
Loans and leases, including fees	$36,845	$10,320	$20	(9)	$47,185
Investment securities	3,836	431	9	(8)	4,276
Federal funds sold and deposits at banks	1,068	376	(70	)(1)(5)	1,374
Total interest income	41,749	11,127	(41)		52,835

Interest Expense
Deposits	12,099	6,099	(285	)(3)	17,913
Subordinated Debt	683	—			683
Federal Home Loan Bank and other borrowings	4,390	1,185	(82	)(4)	5,493
Total interest expense	17,172	7,284	(367)		24,089

Net interest income	24,577	3,843	326		28,746

Provision for loan and lease losses	950	320			1,270

Net interest income after provision for loan and lease losses	23,627	3,523	326		27,476

Non-interest Income
Wealth management and advisory services	3,069	—			3,069
Service charges on deposit accounts	1,853	3			1,856
Gain (losses) on sales of invest securities, net	273	—			273
Operating lease rental income	967	—			967
Gains on the sale of fixed assets and OREO	(33)	—			(33)
Gains and fees on the sale of loans	197	12,221			12,418
Bank owned life insurance	203	55			258
Asset Impairment	(1,267)				(1,267)
Other Income	1,693	2,681			4,374
Total non-interest income	6,955	14,960	—		21,915

Non-Interest Expense
Salaries and employee benefits	13,845	10,543			24,388
Occupancy, equipment and data processing expenses	4,342	2,839			7,181
Depreciation expense on operating leases	799	—			799
Bank shares tax	592	101			693
Professional services	1,368	932			2,300
Marketing	704	697			1,401
Other Expense	3,434	3,304			6,738
Total non-interest expenses	25,084	18,416	—		43,500

Income (loss) before income taxes	5,498	67	326		5,891
Income taxes	1,329		111	(2)	1,440
Net income (loss)	$4,169	$67	$215		$4,451

Preferred stock dividend	—	—	—		—

Net income available to common shareholders	$4,169	$67	$215		$4,451

Basic earnings (loss) per share	$0.80	$0.04			$0.71
Basic weighted average shares outstanding	5,184,173	1,675,596	(623,435	)(1)(6)	6,236,334

Diluted earnings (loss) per share	$0.80	$0.03		(1)(6)	$0.72
Diluted weighted average shares outstanding	5,200,200	1,976,096	(979,922)		6,196,374

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined financial statements present the pro forma adjustments necessary to combine First Chester County Corporation and American Home Bank, reflecting the merger that was effective on December 31, 2008.

The unaudited pro forma combined financial information relating to the merger is presented as of and for the nine months ended September 30, 2008 and the unaudited pro forma combined income statement for the year ended December 31, 2007. First Chester County and American Home Bank are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of First Chester County’s or American Home Bank’s policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. This pro forma presentation was prepared in accordance with SFAS No. 141, “Business Combinations.”

The pro forma adjustments consist of the adjustments necessary to combine First Chester County and American Home Bank, including the conversion of American Home Bank common shares exchanged, at shareholders election, into either 0.70 shares of First Chester County common stock, $11.00 in cash, or a combination of both stock and cash, for each share of American Home Bank common stock subject to proration such that 90% of American Home Bank’s outstanding common stock was exchanged for First Chester County common stock and approximately 10% of American Home Bank’s outstanding common stock was exchanged for cash. The total number of shares of First Chester County common stock that were exchanged for American Home Bank common stock was 1,052,160 shares. A value of $14.34 was assigned to the issuance of First Chester County common stock issued, which represents the four day average of the closing prices of First Chester County common shares for the two days before and after the merger announcement date of September 19, 2008.

In addition, pursuant to the terms of the Merger Agreement, pro forma adjustments were made for American Home Bank options to purchase shares of American Home Bank common stock at the effective time of the merger to become an option to purchase such number of shares of the Corporation common stock equal to the number of shares of the American Home Bank option times 0.70, at an exercise price equal to the exercise price of the American Home Bank option at the effective time of the merger divided by 0.70. Pro forma adjustments for each outstanding American Home Bank warrant at the effective time of the merger were converted to the right to receive cash in an amount equal to the difference between the American Home Bank warrant strike price and $11.00.

Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $2.7 million on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

The total estimated purchase price of American Home Bank common stock for the purpose of this pro forma financial information is $20.0 million.

		September 30, 2008
		($ in thousands except share data)
Purchase Price:
Purchase Price Assign to Stock:
American Home Bank Shares exchanged for stock	1,503,086
Exchange ratio	0.70

First Chester County common stock to be issued	1,052,160
Average purchase price per First Chester County common share	$14.34
Purchase price assigned to shares exchanged for stock		$15,088

Purchase Price Assigned to Cash:
American Home Bank Shares exchanged for cash	166,909
Cash purchase price per American Bank Home common share	$11.00
Purchase price assigned to shares exchanged for cash		1,836

Purchase price assigned to cash paid for customized system software		90

Purchase Price Assigned to Options and Warrants:
Value ascribed to American Home Bank options converted to First
Chester County options		133
American Home Bank warrants cashed out		212

Transaction costs		2,696
Total Purchase Price		$20,055

Net Assets Acquired:
American Home Bank shareholders’ equity	$16,928
American Home Bank goodwill and other intangibles	(1,372)

Estimated increase (decrease) to reflect assets acquired at fair value:
Loans	(150)
Deferred tax assets	341
Fixed assets – customized system software	90

Estimated increase (decrease) to reflect liabilities acquired at fair value:
Time deposits	(201)
Borrowings	(142)

Net Assets Acquired		15,494
Goodwill resulting from merger		$4,561

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of American Home Bank at their respective fair values and represents management’s best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after the completion of a final analysis to determine the fair values of American Home Bank’s tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Certain reclassification adjustments to American Home Bank’s historical financial statements were made to conform to First Chester County’s presentation within the pro forma financial statements and are described as follows:

a. Reclassified restricted investment in bank stocks to investment securities available for sale.

b. Reclassified accrued interest receivable to other assets.

c. Reclassified net deferred tax asset from other assets

d. Reclassified derivative assets from other assets

e. Reclassified short term investments to federal funds sold and other investments and interest bearing deposits

f. Reclassified accrued interest payable to other liabilities

g. Reclassified derivative liabilities from other liabilities

Note 2—Pro Forma Adjustments

(1)                                Adjustment to record the following: (a) goodwill arising from the excess of purchase price over the fair value of net assets of $5.0 million; (b) the payment of cash of $2.1 million for the settlement of 10% of American Home Bank common stock for cash at $11.00 per share, payment of cash of $212,000 for the settlement of American Home Bank warrants, and payment of $90,000 of cash to construction mortgage acceptance corporation for the purchase of customized system software and (c) the issuance of 1,052,160 shares of First Chester Count common stock for the settlement of 90% of American Home Bank common stock for First Chester County common stock at the exchange ratio of 0.70. Federal funds sold and other overnight investment interest income was reduced for the cash payments assuming a yield of 2.5% and a reduction of related interest income of $51,000 in the first year following consummation. Average basic and diluted shares have also been adjusted for First Chester County common shares issued for the settlement and American Home Bank options to be rolled over into First Chester County options. Diluted shares were excluded from the computation of diluted earnings per share for American Home Bank for the twelve months ended December 31, 2007 because they were anti-dilutive.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 2—Pro Forma Adjustments (Continued)

(2)                                Adjustment to reflect the net deferred tax assets arising from both the recognition of the tax effects of expenses incurred to complete the transaction and the tax effects associated with the adjustments necessary to reflect the acquisition of net assets on a fair value basis. Deferred taxes were recorded using the federal tax rate of 34%.

(3)                                Adjustment to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $380,000 in the first year following consummation.

(4)                                Adjustment to fair value American Home Bank’s long-term debt which consists primarily of FHLB advances at various terms and maturities. The adjustment will be substantially recognized using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to decrease pro forma pre-tax interest expense by $109,000 in the first year following consummation.

(5)                                Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the merger. Such expense includes fees related to professional services provided in connection with the merger as well as an estimate of the associated severance, deferred compensation obligations, and contract cancellations. Interest income has been reduced for the cost to fund the after tax cash outlay (estimated at $2.5 million) of the transaction expenses, which approximates $42,000 in the first year following consummation assuming a 2.5% cost of funds.

(6)                                Adjustment to reflect First Chester County common stock expected to be issued in exchange for issued and outstanding shares of American Home Bank and First Chester County.

(7)                                Adjustment to eliminate American Home Bank’s historical shareholders’ equity.

(8)                                Adjustment to reflect the fair values of investments based on market valuations. Under FASB No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (7) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting. The adjustment will be substantially recognized using a level yield amortization method based upon the maturities of the investments. This investment adjustment is expected to increase pro forma pre-tax interest income by $12,000 in the first year following consummation.

(9)                                Adjustment to reflect the fair values of loans based on current interest rates, pricing characteristics, expected cash flows and other factors intrinsic to the computation of the fair value of the loan portfolio. The adjustment will be substantially recognized over the expected life of the loans using the sum of the years amortization method based upon the expected life of the loans. This adjustment is expected to increase pro forma pre-tax interest income by $27,000 in the first year following consummation.

(10)                          Management reviewed the American Home Bank loan portfolio to determine adjustments in the acquisition for Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This guidance addresses the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations. Based upon management’s analysis there is no adjustment needed at the current time related to Statement of Position 03-3.